As filed with the Securities and Exchange Commission on March 30, 2023
Registration No. 333-218631
 333-251323

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-218631)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-251323)

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRILOGY INTERNATIONAL PARTNERS INC.
(Exact name of registrant as specified in its charter)

British Columbia	98-1361786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 108th Avenue NE, Suite 400
Bellevue, Washington 98004
(425) 458-5900
(Address of Principal Executive Offices)

Trilogy International Partners Inc. Restricted Share Unit Plan
Trilogy International Partners Inc. Deferred Share Unit Plan
(Full title of the plan)

Friedman Kaplan Seiler Adelman & Robbins LLP
7 Times Square, 28th Floor
New York, NY 10036
Telephone: (212) 833-1100
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Gregg S. Lerner Joel I. Frank Friedman Kaplan Seiler Adelman & Robbins LLP 7 Times Square New York, NY 10036 (212) 833-1100	Scott Morris Senior Vice President, General Counsel and Secretary Trilogy International Partners Inc. 155 108th Avenue NE, Suite 400 Bellevue, Washington 98004 (425) 458-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Trilogy International Partners Inc. (“Registrant”), withdraws and removes from registration all unissued common shares, no par value, of Registrant (such common shares, “Common Shares”), under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) together with any and all plan interests and any other securities registered thereunder, without giving effect to any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increased the number of outstanding Common Shares:

●
Registration Statement on Form S-8 (No. 333-218631), filed with the SEC on June 9, 2017, pertaining to the registration of 6,256,726 Common Shares, reserved for issuance under the Trilogy International Partners Inc. Restricted Share Unit Plan; and

●
Registration Statement on Form S-8 (No. 333-251323), filed with the SEC on December 14, 2020, pertaining to the registration of 2,500,000 Common Shares, reserved for issuance under the Trilogy International Partners Inc. Restricted Share Unit Plan and the Trilogy International Partners Inc. Deferred Share Unit Plan.

As a result of the expiration of the Trilogy International Partners Inc. Restricted Share Unit Plan and the Trilogy International Partners Inc. Deferred Share Unit Plan, Registrant has terminated any and all offerings of Registrant’s securities for its own account pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements.  In accordance with undertakings made in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, Registrant hereby removes from registration all such securities of Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof.  Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on March 30, 2023.

TRILOGY INTERNATIONAL PARTNERS INC.

By:	/s/ Erik Mickels
Name:	Erik Mickels
Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has signed this Registration Statement in such capacity as the duly authorized representative of the Registrant in the United States, in the City of Bellevue, State of Washington, on March 30, 2023.

TRILOGY INTERNATIONAL PARTNERS LLC
(Authorized Representative in the United States)

By:	/s/ Erik Mickels
Name:	Erik Mickels
Title:	Senior Vice President and Chief Financial Officer